ImmuCell Announces Financial Results for First Quarter of 2009

PORTLAND, ME -- (Marketwire - May 05, 2009) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month period ended March 31, 2009.

For the three-month period ended March 31, 2009, product sales decreased by 10%, or $171,000, to $1,460,000 in comparison to the same period in 2008.

"In the current global economic crisis, dairy producers have been hit with significant declines in milk revenue," commented Michael F. Brigham, President and CEO. "We appreciate the volume of business that we have maintained during these times when our customers are being forced to cut costs wherever possible to stay in business."

Product development expenses increased by 30%, or $100,000, during the three-month period ended March 31, 2009 in comparison to the same period in 2008 principally reflecting the costs of funding the development of Mast Out®. As of the end of April 2009, approximately 85% of the qualified cases required to reach the targeted study size had been enrolled in the pivotal effectiveness study.

The Company reported a loss before income taxes of $(36,000) during the three-month period ended March 31, 2009 in contrast to income before income taxes of $129,000 during the same period in 2008. The net loss was $(35,000) ($(0.01) per diluted share) during the three-month period ended March 31, 2009 in contrast to net income of $78,000 ($0.03 per diluted share) during the same period in 2008.

Cash, cash equivalents and short-term investments increased by 2%, or $86,000, to $5,140,000 at March 31, 2009 as compared to $5,054,000 at December 31, 2008. Stockholders' equity increased by 1%, or $98,000, to $9,742,000 at March 31, 2009 as compared to $9,644,000 at December 31, 2008. The Company had 2,971,000 shares of common stock outstanding as of March 31, 2009.

                                                         (Unaudited)
                                                     Three Months Ended
                                                          March 31,
                                                   -----------------------
(In thousands, except per share amounts)              2009         2008
                                                   ----------   -----------
Revenues:
Product Sales                                      $    1,460   $     1,631
Other Revenues                                              1             5
                                                   ----------   -----------
Total Revenues                                          1,461         1,636

Cost and expenses:
Product costs                                             740           814
Product development expenses                              432           332
Selling, general and administrative expenses              361           421
                                                   ----------   -----------
Total costs and expenses                                1,533         1,567
                                                   ----------   -----------

Net operating (loss) income                               (72)           69

Interest and other income                                  36            60
                                                   ----------   -----------

(Loss) income before income taxes                         (36)          129
Income tax (credit) expense                                (1)           51
                                                   ----------   -----------
Net (loss) income                                  $      (35)  $        78
                                                   ==========   ===========

Net (loss) income per common share:
Basic                                              $    (0.01)  $      0.03
Diluted                                            $    (0.01)  $      0.03

Weighted average common shares outstanding:
Basic                                                   2,923         2,892
Diluted                                                 2,923         2,965

                                                   (Unaudited)
                                                       At           At
(In thousands)                                      March 31,  December 31,
                                                       2009        2008
                                                   -----------  -----------
Cash, cash equivalents and short-term investments  $     5,140  $     5,054
Total assets                                            10,233       10,128
Net working capital                                      6,398        6,245
Stockholders’ equity                               $     9,742  $     9,644

ImmuCell Corporation is a biotechnology company that is developing, manufacturing and selling products that improve animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at http://www.immucell.com.

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106